                                                                        Ex- 12.1


          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
      OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                            Mellon Bank Corporation
                            (parent Corporation)(a)



                                                                           Year ended December 31,
                                            ------------------------------------------------------------------------------------
(dollar amounts in thousands)                  1993               1992                1991              1990             1989
                                            ----------         ----------          ----------        ---------        ----------
1.  Income before income taxes, extra-
     ordinary gains and equity in
     undistributed net income
     (loss) of subsidiaries                   $197,634           $113,331            $125,845         $ 91,841(c)       $90,412

2.  Fixed charges: interest expense,
     one-third of rental expense net
     of income from subleases, and
     amortization of debt issuance costs       110,739             79,709             103,001          149,446          172,817
                                               -------           --------            ---------         --------         -------

3.  Income before income taxes,
     extraordinary gains and
     equity in undistributed net
     income (loss) of subsidiaries,
     plus fixed charges (line 1 + line 2)     $308,373           $193,040            $228,846         $241,287         $263,229
                                              ========           ========            ========         ========         ========

4.  Preferred stock dividend
     requirements (b)                         $104,749           $ 57,625            $ 53,852         $ 55,904         $ 58,452
                                              ========           ========            ========         ========         ========

5.  Ratio of earnings (as defined)
     to fixed charges
     (line 3 divided by line 2)                   2.78               2.42                2.22            1.61(c)         1.52(d)

6.  Ratio of earnings (as defined)
     to combined fixed charges and
     preferred stock dividends
     [line 3 divided by
     (line 2 + line 4)]                           1.43               1.41                1.46            1.18(c)         1.14(d)

- ----------------------
(a) The parent Corporation ratios include the accounts of Mellon Bank Corporation (the "Corporation") and Mellon Financial Company, a wholly-owned subsidiary of the Corporation that functions as a financing entity for the Corporation and its subsidiaries by issuing commercial paper and other debt guaranteed by the Corporation. For purposes of computing these ratios, earnings represent parent Corporation income before taxes, and before extraordinary gains on early retirement of debt and equity in undistributed net income (loss) of subsidiaries, plus the fixed charges of the parent Corporation. Fixed charges represent interest expense, one-third (the proportion deemed representative of the interest factor) of rental expense net of income from subleases, and amortization of debt issuance costs. Because the ratio excludes from earnings the equity in undistributed net income (loss) of subsidiaries, the ratio varies with the payment of dividends by such subsidiaries.





                                                                     (continued)

                                                                        Ex- 12.1
                                                                     (continued)


          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
      OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                            Mellon Bank Corporation
                            (parent Corporation)(a)


(b) Preferred stock dividend requirements for all years presented represent the pretax amount required to cover preferred stock dividends. Series K Nonredeemable Preferred Stock was issued on January 25, 1993; Series J Nonredeemable Preferred Stock was issued on January 21, 1992; Series I Nonredeemable Preferred Stock was issued August 8, 1991 and Series H Nonredeemable Preferred Stock was issued March 29, 1990. Accordingly, preferred stock dividends were not accrued for these securities prior to their respective issue dates. In the first quarter of 1990, common stock was issued in exchange for approximately 83% of the outstanding shares of Series D preferred stock in order to avoid exceeding the limitation on the amount of preferred stock that could qualify as Tier I capital under the Federal Reserve Board's 1992 risk-based capital regulations. The Series C-1 Stated Rate Auction Preferred Stock was redeemed on July 18, 1990, the Series A Redeemable Preferred Stock was redeemed on July 19, 1991, the Series G preferred stock was redeemed on November 15, 1991, the Series C-2 Stated Rate Auction Preferred Stock was redeemed on November 16, 1992 and the Series B preferred stock was redeemed on December 1, 1993.
    Accordingly, preferred stock dividends were not accrued for these securities subsequent to their respective redemption dates.

(c) The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 1990, exclude from earnings (as defined) the $73,562,000 gain on the sale of a Chicago-based consumer finance subsidiary. Had these computations included this gain, the ratio of earnings (as defined) to fixed charges would have been 2.11 and the ratio of earnings (as defined) to combined fixed charges and preferred stock dividends would have been 1.53.

(d) The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 1989, exclude from earnings (as defined) $29,193,000 of extraordinary gains on the early retirement of debt. Had these computations included these extraordinary gains, the ratio of earnings (as defined) to fixed charges would have been 1.69, and the ratio of earnings (as defined) to combined fixed charges and preferred stock dividends would have been 1.26.